Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Watts Industries, Inc.

We consent to the incorporation by reference in the following registration statements of Watts Industries, Inc. and any amendments thereto (1) No. 333-32685 on Form S-8, (2) No. 33-37926 on Form S-8, (3) No. 33-69422 on Form
S-8, (4) No. 33-64627 on Form S-8, (5) No. 33-30377 on Form S-8 of our report dated February 8, 2000, relating to the consolidated balance sheet of Watts Industries, Inc. and subsidiaries as of December 31, 1999, and June 30, 1999 and 1998, the related consolidated statements of operations, stockholders' equity and cash flows for the six-month period ended December 31, 1999 and the fiscal years ended June 30, 1999 and 1998, and the Valuation and Qualifying Account Schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Watts Industries, Inc.


/s/ KPMG LLP

Boston, Massachusetts
March 17, 2000